A.P. PHARMA, INC.

        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                TO BE HELD MAY 25, 2005
             -------------------------------

To the Stockholders of A.P. Pharma, Inc.:

The Annual Meeting of Stockholders of A.P. Pharma, Inc. (the "Company") will be held at the corporate offices at 123 Saginaw Drive, Redwood City, California 94063, on May 25, 2005, at 9:00 a.m. local time, for the following purposes:

1. To elect eight directors to hold office until the next Annual Meeting of stockholders and until their successors are elected.

2. To amend the Company's 1997 Employee Stock Purchase Plan to increase by 150,000 the number of shares of common stock reserved for issuance under the Plan.

3. To amend the Company's 2002 Equity Incentive Plan to increase by 400,000 the number of shares of common stock reserved for issuance under the Plan.

4. To ratify the appointment of Ernst & Young LLP as A.P. Pharma's independent registered public accounting firm.

5. To transact such other business as properly may come before the meeting, or any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 30, 2005, are entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting. A list of such stockholders will be open to examination by any stockholders at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at the offices of the Company located at 123 Saginaw Drive, Redwood City, California 94063.

                            BY ORDER OF THE BOARD OF DIRECTORS,

                            Julian N. Stern, Secretary

Redwood City, California
April 20, 2005


                       - IMPORTANT -
     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE OR FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

                      A.P. PHARMA, INC.
                      123 Saginaw Drive
                 Redwood City, California 94063
                       (650) 366-2626

                       PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of A.P. Pharma, Inc. ("APP" or the "Company"), a Delaware corporation. The proxy is solicited for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m. local time on May 25, 2005, at the Company's corporate offices at 123 Saginaw Drive, Redwood City, California 94063. The approximate date on which this proxy statement and the accompanying notice and proxy are first being mailed to stockholders is April 20, 2005.

VOTING

Only stockholders of record at the close of business on March 30, 2005, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on that date, the Company had outstanding 25,132,056 shares of its Common Stock, $.01 par value (the "Common Stock"). Holders of a majority of the outstanding shares of Common Stock of the Company, either present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Holders of Common Stock are entitled to one vote for each share of Common Stock held. In the election of directors, the eight nominees receiving the highest number of affirmative votes of the shares present and voting at the Annual Meeting at which a quorum is present will be elected directors.

Abstentions are included in the determination of whether a quorum is present at the meeting and are counted in tabulations of the votes cast on proposals presented to stockholders and have the same effect as negative votes. Proxies marked to withhold authority for all directors will not be counted in the election of directors. On matters other than the election of directors, if a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a broker non-vote), while those shares will be included in the determination of whether a quorum is present, broker non-votes will have no effect on those matters.

REVOCABILITY OF PROXIES

Proxies which are properly executed and received by the Company before the Annual Meeting will be voted at the Annual Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Annual Meeting to the Secretary of the Company, by a duly executed proxy bearing a later date or time than the date or time of the proxy being revoked, or at the Annual Meeting if the stockholder is present and elects to vote in person. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

SOLICITATION OF PROXIES

Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, telegraph, telefax or electronic communications. No additional compensation will be paid for any such services. Costs of solicitation will be borne by the Company. APP will, upon request, reimburse the reasonable fees and expenses of banks, brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold shares of Common Stock.

                        PROPOSAL ONE

                     ELECTION OF DIRECTORS

Eight directors are to be elected to the Board at the Annual Meeting, each to serve for a one year term until the Annual Meeting to be held in 2006, and until his or her successor has been qualified and elected. All the nominees presently are directors of APP. It is intended that proxies received will be voted "FOR" the election of the nominees, unless marked to the contrary.

The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. If any nominee should become unavailable prior to the election, the accompanying proxy will be voted for the election of any nominee who is designated by the present Board of Directors to fill the vacancy.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The nominees for Directors of APP and their ages and position with the Company are as follows:

                                                               DIRECTOR
NAME                         AGE  POSITION WITH COMPANY         SINCE
-----------------------      ---  ---------------------        --------
Paul Goddard, Ph.D.           55  Chairman                       2000
Stephen A. Drury (1)(2)       67  Director                       1999
Michael O'Connell             55  President and Chief Executive
                                  Officer                        2000
Peter Riepenhausen (3)(4)     68  Director                       1991
Toby Rosenblatt (1)(2)(3)(4)  66  Director                       1983
Gregory Turnbull (1)(2)(3)(4) 66  Director                       1986
Dennis Winger (1)(2)          57  Director                       1993
Robert Zerbe, M.D.            54  Director                       2002

----------------
(1) Member of the Audit Committee of the Board.
(2) Member of the Finance Committee of the Board.
(3) Member of the Compensation and Stock Option Committee of the
    Board.
(4) Member of the Nominating and Governance Committee of the Board.

The other executive officers of APP and their ages and position with the Company are as follows:

                                                               EXECUTIVE
NAME                        AGE  POSITION WITH COMPANY          SINCE
-----------------------     ---  ----------------------        ---------
John Barr, Ph.D.            45   Vice President of Research
                                 and Development                1997
Gordon Sangster             52   Chief Financial Officer,
                                 Vice President of Finance      1993

   Paul Goddard, Ph.D. -- chairman of A.P. Pharma board of directors since November 2000. From 1998 to 2000, Dr. Goddard was President and Chief Executive Officer of Elan's pharmaceutical division. From 1991 to 1998, Dr. Goddard served as Chairman and Chief Executive Officer of Neurex Corporation. In 1998, Neurex was acquired by Elan. Prior to Neurex, Dr. Goddard held various senior management positions at SmithKline Beecham. Dr. Goddard also serves as Chairman of the Board for ARYx Therapeutics, Inc. and Xenoport, Inc., and as a director for Adolor, Inc., Molecular Devices, Inc. and Onyx Pharmaceuticals, Inc.

   Stephen A. Drury -- director of A.P. Pharma since May 1999. Mr. Drury is currently a healthcare financial advisor and a private investor. Prior to his retirement in 1997, he was Executive Vice President and a director of Owen Healthcare from 1992 and Senior Vice President and Chief Financial Officer of Integrated Health Services, Inc. from 1989 until 1992. Prior to that, Mr. Drury served as Senior Vice President of Thomson McKinnon Securities and managing director of its Healthcare Capital Markets Group from 1985 to 1989.

   Michael O'Connell -- director since August 2000 and Chief Executive Officer and President of A.P. Pharma since August 2000; he originally joined A.P. Pharma in July 1992 as Vice President and Chief Financial Officer. From 1980 to 1992, Mr. O'Connell served with The Cooper Companies, Inc. (formerly CooperVision, Inc.) in a number of financial positions including Vice President and corporate controller. Mr. O'Connell is a Fellow of the Institute of Chartered Accountants of England and Wales.

   Peter Riepenhausen -- director of A.P. Pharma since April 1991. Mr. Riepenhausen is a business consultant. He was chairman, Europe for Align Technology, Inc. from 2000 until 2002 and President and Chief Executive Officer of ReSound Corporation from 1994 to 1998. He served as a director of Caradon (Europe) plc from April 1994 until September 1998. He currently serves as Chairman of the Board of OrthoClear Inc. and as a director of Audimed Gmbh and The Resource Group (TRG).

   Toby Rosenblatt -- director of A.P. Pharma since September 1983. Mr. Rosenblatt is President of Founders Investments, Ltd., a private investment limited partnership. Mr. Rosenblatt also serves as a director of the BlackRock Funds and is a trustee of numerous civic and educational institutions.

   Gregory Turnbull -- director of A.P. Pharma since February 1986. Mr. Turnbull is currently a business consultant. Previously, he was a general partner of Cable & Howse Ventures, a venture capital firm, and also served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. Mr. Turnbull serves as a director of Planar Systems, Inc.

   Dennis Winger -- director of A.P. Pharma since February 1993. Mr. Winger is Senior Vice President and Chief Financial Officer of Applera Corporation. From 1989 to 1997, Mr. Winger was Senior Vice President, Finance and Administration and Chief Financial Officer of Chiron Corporation. He currently serves as a director of Cell Genesys and Cephalon, Inc.

   Robert Zerbe, M.D. -- director of A.P. Pharma since December 2002. Dr. Zerbe is the Chief Executive Officer and founder of QuatRx Pharmaceuticals Company, a private biopharmaceutical company. Until 2000, Dr. Zerbe was employed by Pfizer as the Senior Vice President of Global Research and Development and Director of Development Operations. From 1993 to 2000, Dr. Zerbe served at the Parke-Davis Pharmaceutical Research Division of Warner-Lambert as Senior Vice President worldwide, clinical research and development. Dr. Zerbe serves as a director of Maxim Pharmaceuticals, Inc.

Executive Officers

   John Barr, Ph.D. -- Vice President, Research and Development, joined A.P. Pharma in 1997 as director of Pharmaceutical Sciences. He was promoted to his current position in August 2000. Prior to joining A.P. Pharma, he worked as the director of Biopharmaceutics for Cortech, Inc. a Denver-based biotech firm focused on the development of novel anti-inflammatory agents. In that capacity, he was involved with both the research and development aspects of the company's intravenous and oral programs. Dr. Barr received his Ph.D. in pharmacology from the University of Glasgow in Scotland, after which he pursued postdoctoral studies at the University of Arizona.

   Gordon Sangster -- Chief Financial Officer, joined A.P. Pharma in 1993 as corporate controller. He became Vice President of Finance in 1994 and Chief Financial Officer in August 2000. Prior to joining A.P. Pharma, Mr. Sangster spent five years in a variety of corporate and international financial roles at Raychem, Inc. Previously, Mr. Sangster held financial positions at the Cooper Companies and at CooperVision, where he was international controller. Mr. Sangster is a member of the Institute of Chartered Accountants of England and Wales.

There are no family relationships among any of the Company's directors or executive officers.

DIRECTOR NOMINATION

Criteria for Nomination to the Board. The nominating and governance committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the NASDAQ Stock Market, and that members of the Company's audit committee meet the independence and financial literacy requirements under the rules of the NASDAQ Stock Market. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.

Stockholder Proposals for Nominees. The nominating and governance committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating and governance committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company's Common Stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee. Any such nomination should be submitted no later than the date described under the caption, "Stockholder Proposals for 2006 Annual Meeting" below.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the nominating committee deems appropriate, a third-party search firm. These candidates are evaluated by the nominating committee by reviewing the candidates' biographical information and qualification and checking the candidates' references, and qualified nominees are interviewed by at least one member of the nominating and governance committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that the Board nominate any of these final prospective candidates. Candidates recommended by the nominating and governance committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy.

The nominating and governance committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

BOARD COMMITTEES

The Board of Directors has standing audit, finance, compensation and stock option, and nominating and governance committees.

Audit Committee. The audit committee currently consists of Messrs. Drury, Rosenblatt, Turnbull (chairman) and Winger. The Board has determined that all members of the audit committee are independent directors under the rules of the NASDAQ Stock Market and each of them is able to read and understand fundamental financial statements. The Board has determined that Messrs. Drury, Turnbull and Winger qualify as "audit committee financial experts" as defined by the rules of the Securities and Exchange Commission ("SEC"). The purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements.
The responsibilities of the audit committee include appointing and providing the compensation of the independent accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent accountants. The audit committee operates under a written charter adopted by the Board of Directors.

Finance Committee. The finance committee currently consists of Messrs. Drury, Rosenblatt, Turnbull (chairman) and Winger. The Board has determined that all members of the finance committee are independent directors under the rules of the NASDAQ Stock Market. The finance committee is responsible for reviewing the Company's plans for providing appropriate financial resources to sustain the Company's operations including review of the Company's strategic plan and annual operating budget.

Compensation and Stock Option Committee. The compensation and stock option committee currently consists of Messrs. Riepenhausen, Rosenblatt (chairman) and Turnbull. The Board has determined that all members of the compensation and stock option committee are independent directors under the rules of the NASDAQ Stock Market. The compensation and stock option committee administers the Company's benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The compensation and stock option committee operates under a written charter adopted by the Board of Directors.

Nominating and Governance Committee. The nominating and governance committee currently consists of Messrs. Riepenhausen, Rosenblatt (chairman) and Turnbull, each of whom the Board has determined is an independent director under the rules of the NASDAQ Stock Market. The nominating and governance committee's responsibilities include recommending to the Board of Directors nominees for possible election to the Board of Directors and providing oversight with respect to corporate governance. The nominating and governance committee operates under a written charter adopted by the Board of Directors, a copy of which was attached to last year's proxy statement which was filed with the SEC.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met five times during 2004. The audit committee met four times, the finance committee met four times, the compensation and stock option committee met two times and the nominating and governance committee met two times during fiscal 2004. All directors participated in at least 75% of the total number of meetings of the Board and of the committees of the Board on which each served.

COMMUNICATIONS WITH DIRECTORS

Stockholders who wish to communicate with our Directors may do so using the procedures detailed on our website at www.appharma.com on the Corporate Governance page of the Corporate Overview section.

The Company encourages its directors to attend its annual meetings. All eight directors attended the Company's 2004 Annual Meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists, or in the past fiscal year has existed, between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

COMPENSATION OF DIRECTORS

Each nonemployee director of the Company annually has been granted an option to acquire 10,000 shares of Common Stock, under the Company's 1992 and 2002 Stock Option Plans. In addition, each nonemployee director elected after the Company's initial public offering in 1987 received a one-time grant to acquire 25,000 shares when first elected as a director. Nonemployee directors of the Company also receive $12,000 per year, $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended on a date other than the date of a regularly scheduled Board or other committee meeting. Since July 1, 2000, all compensation is payable in unregistered Common Stock of the Company valued at the closing price of the Company's Common Stock on the last trading date of each quarter.

During 2004, consulting fees totaling $1,750 were paid to Dr. Robert Zerbe.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the SEC certain reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers and directors were satisfied.

          COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                    OWNERS AND MANAGEMENT

The following table sets forth beneficial Common Stock ownership as of March 30, 2005, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, including nominees, and each executive officer named in the Summary Compensation Table included in the Proxy Statement, and (iii) all executive officers and directors as a group. Each person has sole investment and voting power with respect to the shares indicated, subject to community property laws where applicable and except as otherwise set forth in the footnotes to the table.

                                                NUMBER     PERCENT
                                                  OF          OF
           NAME                                SHARES(1)    CLASS(1)
-------------------------------------------    ---------    --------
John Barr, Ph.D.(2)                               205,887    *
Stephen Drury(3)                                  142,781    *
Paul Goddard, Ph.D.(4)                            270,000    1.1
Michael O'Connell(5)                              648,450    2.5
Peter Riepenhausen(6)                             227,871    *
Toby Rosenblatt(7)                                339,240    1.3
Gordon Sangster(8)                                201,871    *
Gregory Turnbull(9)                               201,285    *
Dennis Winger(10)                                 147,971    *
Robert Zerbe, M.D.(11)                             43,559    *
Great Point Partners, LLC(12)                   1,876,607    7.5
2 Pickwick Plaza, Suite 450
Greenwich, CT 06830
Heartland Advisors, Inc.(13)                    1,556,500    6.2
789 North Water Street
Milwaukee, WI 53202
North Sound Capital LLC(14)                     2,362,034    9.4
53 Forest Avenue, Suite 202
Old Greenwich, CT 06870
Wellington Management Company, LLP(15)          1,620,500    6.4
75 State Street
Boston, MA 02109
Officers and Directors as a group(10 persons)   2,428,915    9.7
 (2)(3)(4)(5)(6)(7)(8)(9)(10)(11)

--------------
 *   Less than one percent.
(1)  Assumes the exercise of all outstanding options to purchase
     Common Stock held by such person or group to the extent exercisable on or before May 30, 2005, and that no other person has exercised any outstanding stock options.
(2) Includes 154,115 shares underlying exercisable stock options and 25,000 shares of restricted stock subject to the right of repurchase which lapses on March 23, 2009.
(3) Includes 45,752 shares held in family trust and 75,000 shares underlying exercisable stock options.
(4)  Includes 205,000 shares underlying exercisable stock options.
(5) Includes 516,250 shares underlying exercisable stock options and 50,000 shares of restricted stock subject to the right of repurchase which lapses on March 23, 2009.
(6) Includes 136,177 shares held in family trust and 70,000 shares underlying exercisable stock options.
(7) Includes 160,000 shares held in family partnership and 100,000 shares underlying exercisable stock options.
(8)  Includes 196,719 shares underlying exercisable stock options.
(9)  Includes 100,000 shares underlying exercisable stock options.
(10) Includes 100,000 shares underlying exercisable stock options.
(11) Includes 22,500 shares underlying exercisable stock options.
(12) Based solely on information contained in a Schedule 13G dated
     April 27, 2004.
(13) Based solely on information contained in a Schedule 13G dated December 31, 2004.
(14) Based solely on information contained in a Schedule 13G dated December 31, 2004.
(15) Based solely on information contained in a Schedule 13G dated December 31, 2004.

                    EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the total compensation for fiscal years 2004, 2003 and 2002 of the Chief Executive Officer and the other most highly compensated executive officers whose salary exceeded $100,000 in 2004.

SUMMARY COMPENSATION TABLE
                                                 LONG-TERM
                                ANNUAL           COMPENSATION
                             COMPENSATION        AWARDS
                             ------------        ------------
                                                 SECURITIES
                                                 UNDERLYING      ALL
                             SALARY   BONUS      OPTIONS       OTHER
NAME AND POSITION      YEAR   ($)      ($)         (#)        COMPENSATION
-----------------      ----  ------   -------    ------       ------------
Michael O'Connell      2004  320,000   36,389     50,000       6,150(1)
  President and        2003  313,269   32,893     40,000       6,000(1)
  Chief Executive      2002  303,269   29,190    100,000       5,500(1)
  Officer

John Barr, Ph.D.       2004  213,000   24,221     25,000       6,150(1)
  Vice President,      2003  207,615   21,800      7,500       4,332(1)
  Research and         2002  198,269   19,083     12,500       5,500(1)
  Development

Gordon Sangster        2004  204,500   19,933         --       6,135(1)
  Chief Financial      2003  204,500   18,405      7,500       6,000(1)
  Officer, Vice        2002  198,500   16,376     12,500       5,500(1)
  President of
  Finance

---------------

(1) The stated amounts are Company matching contributions to the A.P. Pharma 401K Plan. The Company made matching cash contributions equal to 50% of each participant's contribution during the plan year up to a maximum amount equal to the lesser of 3% of each participant's annual compensation or $6,150, $6,000 and $5,500 for the years 2004, 2003 and 2002, respectively.

The following table sets forth certain information with respect to options granted during 2004 to the executive officers named in the Summary Compensation Table.

STOCK OPTION GRANTS IN 2004
                                                           POTENTIAL
                                                           REALIZABLE VALUE
                                                           AT ASSUMED
                                                           ANNUAL RATES OF
                                                           STOCK PRICE
                                                           APPRECIATION FOR
                               INDIVIDUAL GRANTS           OPTION TERM(1)
                      -----------------------------------  ----------------
                                   %
                                  OF
                                 TOTAL
                                 OPTIONS
                      NUMBER OF  GRANTED
                      SHARES     TO
                      UNDERLYING EMPLOYEES
                      OPTIONS    IN     EXERCISE EXPIR-
                       GRANTED   FISCAL PRICE    ATION
NAME                    (#)(2)   YEAR   ($/SH)   DATE        5%($)   10%($)
--------------------  ---------  ----   ------   --------  -------   ------
Michael O'Connell        50,000  15.0   $2.450   01/14/14   77,040   195,233
John Barr, Ph.D.         25,000   7.5   $2.450   01/14/14   38,520    97,617

---------------
(1) Potential realizable value is based on an assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. The numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price growth.
(2) The options granted under the Company's 1992 Stock Plan and the 2002 Equity Incentive Plan typically vest over 4 years at 25% annually. Payments on exercise, including any taxes the Company is required to withhold, may be made in cash, by a full recourse promissory note or by tender of shares. Options are granted at fair market value on the date of grant.

The following table sets forth certain information with respect to the value of options held at fiscal year-end by the executive officers named in the Summary Compensation Table. No options were exercised during 2004 by any of the named executive officers.


AGGREGATED 2004 YEAR-END OPTION VALUES

                                                   VALUE OF UNEXERCISED
                      NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                     OPTIONS AT 2004 YEAR-END     AT FISCAL YEAR-END (1)
                     ------------------------- --------------------------
                     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
NAME                  (#)         (#)           ($)         ($)
------------------   ----------- ------------- ----------- -------------
Michael O'Connell    495,937      89,063         11,117     12,083
John Barr, Ph.D.     145,782      34,218          3,616      3,359
Gordon Sangster      192,553      12,447          3,616      3,359

---------------
(1) Market value of underlying securities at fiscal year-end minus the exercise price of "in-the-money" options.

          REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and, pursuant to such policies, determining the compensation payable to the Company's Chief Executive Officer and other executive officers of the Company. The Committee consists of Peter Riepenhausen, Toby Rosenblatt and Greg Turnbull, each of whom is a nonemployee director of the Company and independent under the NASDAQ Stock Market rules. In determining compensation policies, the Committee has access to compensation surveys for companies which compete with the Company in the recruitment and retention of senior executives as well as other executive compensation information and data. The following report relates to compensation payable to the Company's executive officers for the year ended December 31, 2004.

COMPONENTS OF COMPENSATION

There are three components of compensation payable to the Company's executive officers: base salary, equity-based incentive compensation in the form of stock options and restricted stock awards and annual incentive compensation in the form of cash bonuses.

COMPENSATION POLICIES

The Company's compensation policies for all employees, including executive officers, are designed to provide targeted compensation levels that are competitive with those of companies of similar size, with whom the Company must compete in the recruitment of senior personnel. The Committee also seeks to tie incentive cash bonuses to the achievement of pre-established performance objectives for the Company approved by the Committee and the Board of Directors, and to use equity-based compensation to promote equity-ownership in the Company at levels deemed appropriate by the Committee for executive officers and employees. The goals of the Committee are to align compensation with the Company's objectives and performance, and to enable the Company to attract, retain and reward executives and employees who contribute to the long-term success of the Company. The Company does not believe that compensation payable by it will be subject to the limitations on deductibility provided under Section 162(m) of the Internal Revenue Code.

BASE SALARIES

The salary component of executive compensation is based on the executive's level of responsibility for meeting the Company's objectives and performance, and comparison to similar positions in the Company and comparable companies. Base salaries for executive officers are reviewed and adjusted annually based on information regarding competitive salaries, including salary survey data provided by third parties. Individual increases are established by the Committee (taking into account recommendations of the chief executive officer concerning the overall effectiveness of each executive).

CASH BONUSES

Cash bonuses for executive officers and all other employees are determined under the Company's management by objectives program ("MBO"). The MBO plan establishes annual corporate goals and a target bonus for all employees, including each executive officer, which is a percentage of base salary. The purpose of the plan is to facilitate the company's development and commercialization of its product pipeline and to translate business goals into individual accountabilities by linking performance to compensation. The percentage of the target bonus that is paid to each officer is dependent upon the percentage achievement of corporate goals. Achievement of corporate goals is determined at the end of the year and approved by the Compensation Committee. Related bonuses are paid in the subsequent year. Bonuses earned by the executive officers for achieving a percentage of the 2004 corporate goals were paid in January 2005.

EQUITY AWARDS

The Company's compensation policies recognize the importance of stock ownership by senior executives and equity-based incentive compensation is an integral part of each executive's compensation. The Committee believes that the opportunity for stock appreciation through stock options which vest over time promotes the relationship between long-term interests of executive officers and stockholders. The size of specific options grants takes into account the executive officer's salary, number of options previously granted, as well as shares of Common Stock held, and the contributions to the Company's success.

The Company's 2002 Equity Incentive Plan permits the awards of restricted stock. No restricted stock awards were granted to executive officers in 2004.

COMPENSATION PAYABLE TO CHIEF EXECUTIVE OFFICER

The 2004 salary for Mr. O'Connell, the Company's President and Chief Executive Officer, was determined principally by evaluating his performance in his leadership role in the Company and his contributions in executing the strategic and operating plan of the Company and taking into consideration competitive compensation levels for comparable companies. The Compensation Committee and Board of Directors decided to maintain his base salary of $320,000 which has been effective since September 1, 2003. In 2004, the Compensation Committee and Board of Directors approved the grant to Mr. O'Connell of stock options to acquire an aggregate of 50,000 shares of Common Stock. As of March 30, 2005, Mr. O'Connell held presently exercisable stock options to purchase 508,335 shares and, including options, beneficially owns as of that date 590,335 shares of the Company's Common Stock.

                                    Compensation and Stock Option Committee
                                    Peter Riepenhausen
                                    Toby Rosenblatt
                                    Gregory Turnbull

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

             REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised solely of independent directors as defined under the listing standards of the NASDAQ Stock Market and operates under a written charter adopted by the Board of Directors. The Audit Committee, on behalf of the Board of the Directors, provides general oversight of the Company's financial accounting and reporting process, including the system of internal control. The Audit Committee also oversees and evaluates the performance of the Company's independent auditors and provides an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

The Company's management has primary responsibility for preparing the Company's financial statements and for the Company's financial reporting process including the system of internal control. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context and in connection with the audited financial statements contained in the Company's 2004 Annual Report on Form 10-K, the Audit
Committee:

*	reviewed the audited financial statements with the Company's management, including a discussion of the quality of the accounting principles. In addition, the Committee met with management and the Company's auditors on a quarterly basis, to review the quarterly financial statements prior to their release;

*	discussed with the Company's independent auditors, their judgment as to the quality of the Company's accounting principles, as well as certain matters related to the conduct of the audit, as required by Statement of Auditing
Standards No. 61, as amended by Statement on Auditing Standards No. 90,
Communication with Audit Committees;

*	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company's financial reporting;

*	reviewed the written disclosures and the letter from the independent auditors required by Independence Standard Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors their independence from the Company, and concluded that the non-audit services performed by the independent auditors are compatible with maintaining their independence;

*	instructed the independent auditors that the Committee expects to be advised if there are any subjects that require special attention.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2004 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC, and the Board of Directors approved such inclusion. The Audit Committee has also selected the Company's independent auditors, subject to stockholder ratification. A representative from Ernst & Young LLP will be present at the Annual Meeting.



                                     Audit Committee
                                     Stephen Drury
                                     Toby Rosenblatt
                                     Gregory Turnbull
                                     Dennis Winger

AUDITOR FEES AND SERVICES

The aggregate fees paid for professional services relating to fiscal 2004 and 2003 for each of the following categories of services are as follows:

                                      2004             2003
                                      ----             ----
Audit fees(1)                       $261,285         $149,745
Tax fees(2)                           20,800           25,000
All other fees                            --               --

------------
(1) Audit fees include fees for the audit of our consolidated financial statements and interim reviews of our quarterly financial statements and consents. For 2004, audit fees also include the audit of (a) management's assessment of internal control over financial reporting and (b) the effectiveness of internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.
(2) Tax fees consist of fees for tax compliance and tax advice.

The Board has delegated to the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company's independent auditors and associated fees, provided that the Audit Committee shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Board at its next regular meeting.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company's independent auditors and associated fees up to a maximum of $25,000 during 2005, provided that the Chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

                          PERFORMANCE GRAPH

The rules of the SEC require APP to include in this Proxy Statement a line graph presentation comparing cumulative five year stockholder returns, on a dividend reinvested basis, with a broad based equity index and a published industry index. The Company selected the S&P 500 Stock Index and Russell 2000 for purposes of the comparison which appears below. The graph assumes that $100 was invested in APP stock and each index on December 31, 1999, with all dividends reinvested. Past stock performance is not necessarily indicative of future results.

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]



                              12/99  12/00  12/01  12/02  12/03  12/04
                              -----  -----  -----  ------ -----  -----
A.P. PHARMA, INC.           . 100     69     81     29     71     48
S&P 500                       100     91     80     62     80     89
RUSSELL 2000                  100     97     99     79    116    138

                           CERTAIN TRANSACTIONS

In 2000, the Company approved a Retention Incentive Plan ("Retention Plan") for Mr. O'Connell. The purpose of the Retention Plan was to encourage Mr. O'Connell to continue his employment with the Company, enhance his ability to perform effectively and provide the Company with the benefit of his continued service. Under the Retention Plan, the Company entered into a retention agreement with Mr. O'Connell providing that he will be eligible for certain benefits if his employment is terminated under specified circumstances. If Mr. O'Connell's full-time employment with the Company is terminated by the Company (other than for cause) or by the executive for good reason (due to material reduction in the executive's authority or responsibility, base salary or other compensation or employee benefits), he will be retained as a part-time employee for a period ranging from a minimum of 12 months to a maximum of 24 months (the "Retention Period"). During the Retention Period, Mr. O'Connell will receive continuation of salary, payable one-half in a lump sum following termination of full-time employment and the remainder ratably over the Retention Period and an annual bonus equal to the bonus paid during the immediately preceding 12-month period. On March 23, 2005, the Board of Directors approved an amendment to its Retention and Non-Competition Agreement with Mr. O'Connell. The principal changes to Mr. O'Connell resulting from the amendment include adding (a) full accelerated vesting of options granted to him should his employment be terminated by the Company without cause or by him for good reason after a change of control and (b) the lapse of restrictions on restricted stock held by him upon a change of control.

In 2000, the Company approved an agreement with Dr. Goddard under which he received a stock option grant to acquire 75,000 shares of the Company's Common Stock. Twenty-five percent of the options vested at the end of twelve months and the balance vests in equal monthly installments for the next 36 months. The agreement provided that Dr. Goddard would receive additional option grants each year of 20,000 shares while he serves as chairman.

In September 2004, Dr. Goddard entered into an additional agreement with the Company to increase his involvement in the Company's activities. As compensation for his increased involvement, he received a stock option grant in September 2004 to acquire 120,000 shares of the Company's Common Stock. The option will vest 25% after the first year and then monthly over a period of three years and fully vest on September 15, 2008. Under this new agreement, he will not be entitled to receive the additional annual option grants of 20,000 shares for the years 2005 and 2006. Additionally, Dr. Goddard's cash compensation was increased from $150,000 to $200,000 per year beginning September 1, 2004. This was subsequently reduced to $150,000 effective March 6, 2005.

On November 1, 2003, the Company entered into a Change of Control Agreement with Dr. Barr which provides that if his employment is terminated by the Company without good cause within 12 months after a change of control of the Company, he will receive for a period of 12 months, his base salary together with an average of any bonus paid during each of the three 12-month periods prior to termination, payable in 12 equal monthly installments.

On March 23, 2005, the Board of Directors approved an amendment to its change of Control Agreement with Dr. Barr. The principal changes to Dr. Barr resulting from the amendment include adding (a) full accelerated vesting of options granted to him should his employment be terminated by the Company without cause or by him for good reason after a change of control and (b) the lapse of restrictions on restricted stock held by him upon a change of control.

Also on March 23, 2005, the Board of Directors approved a Change of Control Agreement for Mr. Sangster, Chief Financial Officer. Mr. Sangster's Agreement provides that if his employment is terminated by the Company without good cause within 12 months after a change of control of the Company, he will receive (a) for a period of 12 months, his base salary together with an average of any bonus paid during each of the three 12-month periods prior to termination, payable in 12 equal monthly installments, and (b) full accelerated vesting of options granted to him prior to termination without good cause or by him for good reason following a change of control.

PROPOSAL TWO

AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors has approved an amendment, subject to stockholder approval, to the 1997 Employee Stock Purchase Plan ("Purchase Plan"). The following description of the Purchase Plan is a summary and so qualified by reference to the complete text of the purchase plan. The Purchase Plan permits the Company's employees to purchase the Company's Common Stock at a discounted price. This plan is designed to encourage and assist employees of the Company to acquire an equity interest in the Company through the purchase of shares of Company Common Stock. Approximately 38 employees of the Company are eligible to participate in the Purchase Plan. You can request a copy of the 1997 Employee Stock Purchase Plan by writing to the Company to the attention of Marea Fabrique, Investor Relations.

Subject to stockholder approval, the Board of Directors has approved an increase of 150,000 shares from 500,000 to 650,000 shares, under the Purchase Plan. Management expects these shares to be sufficient for all stock purchases under the plan for approximately two years. As of March 31, 2005, 425,469 shares have been issued under the Purchase Plan.

DESCRIPTION OF THE 1997 PLAN

All employees, including executive officers, customarily employed more than 20 hours per week and more than five months per year by the Company are eligible to participate in the Employee Stock Purchase Plan as of the first semi-annual enrollment date following employment. However, employees who hold, directly or through options, five percent or more of the stock of the Company are not eligible to participate. Participants may elect to make contributions up to a maximum of 10% of base earnings. On the last trading date of April and October, the Company applies the funds then in each participant's account to the purchase of shares. The cost of each share purchased is 85% of the lower of the closing prices for Common Stock on: (i) the first trading day in the enrollment period in which the purchase is made; and (ii) the purchase date. The length of the enrollment period may not exceed a maximum of 24 months. Enrollment dates are the first business day of May and November. The Board may limit the maximum number of shares that may be purchased by a participant during any enrollment period, and no participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Common Stock (determined as the lower of the fair market value on the first trading day in an enrollment period or the fair market value on the purchase date) in any calendar year.

The Board of Directors may administer the Purchase Plan or the Board may delegate its authority to a committee of the Board. The Board of Directors may amend or terminate the Purchase Plan at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the plan in the event of a reorganization, recapitalization, stock split, or other similar event. However, amendments that would increase the number of shares reserved for purchase, or would otherwise require stockholder approval in order to comply with certain federal tax laws, require stockholder approval. Shares available under the plan may be either outstanding shares repurchased by the Company or newly issued shares.

The following table shows the "Dollar Value" and number of shares applicable to the named individuals and groups under the 1997 Employee Stock Purchase Plan during the year ended December 31, 2004, purchased on the April and October 2004 purchase dates under the Purchase Plan at a purchase price of $0.80 and $0.94, respectively. These amounts represent 85% of the closing price on the first trading date of the enrollment period of November, 2002 or May, 2003.
The "Dollar Value" is the difference between the fair market value of the Common Stock on the purchase date of April 30, 2004 or October 29, 2004 and the participant's purchase price of $0.80 or $0.94 per share.

Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, awards under the Purchase Plan for the current fiscal year are not determinable. No purchase rights have been granted with respect to the additional 150,000 shares for which approval is requested.

PLAN BENEFITS
1997 EMPLOYEE STOCK PURCHASE PLAN

                                                   Dollar         Number
Name and Position                                 Value ($)     of Shares
-----------------                                 ---------     ---------
Michael O'Connell                                  37,895         26,033
President and Chief Executive Officer

John Barr, Ph.D.                                   13,885          7,998
Vice President, Research and Development

Executive Officers as a Group                      51,780         34,031
Non-Executive Director Group (1)                       --             --
Non-Executive Officer Employee Group              122,816         84,031

---------------
(1) Members of the Board of Directors are ineligible to participate in this plan, unless they are also an employee of the Company.

FEDERAL INCOME TAX CONSEQUENCES

In general, participants will not have taxable income or loss under the Purchase Plan until they sell or otherwise dispose of shares acquired under the plan (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both: (i) two years after the beginning of the enrollment period during which the shares were purchased; and (ii) one year following purchase, a participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the fair market value of the shares at the time of sale over the purchase price). Any additional gain (or loss) from the sale will be long-term capital gain (or loss). The Company is not entitled to an income tax deduction if the holding periods are satisfied.

If the shares are sold or disposed of before the expiration of either of the foregoing holding periods (a "disqualifying disposition"), a participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the participant will have a taxable capital gain (or loss) measured by the difference between the sale price and the participant's purchase price which gain (or loss) will be long-term if the shares have been held as of the date of sale for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income recognized by a participant in a disqualifying disposition.

PROPOSAL

At the Annual Meeting, the Company's stockholders will be asked to approve the
increase to the 1997 Employee Stock Purchase Plan.  	Such approval will require
the affirmative vote of a majority of the shares present and voting at the Annual Meeting. The Board of Directors recommends a vote "FOR" the proposal.

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE
COMPANY'S 2002 EQUITY INCENTIVE PLAN

The Company's 2002 Equity Incentive Plan is intended to strengthen the Company by providing added incentive to officers, directors, employees and consultants for high levels of performance and unusual efforts to increase the earnings of the Company through the opportunity for stock ownership. Subject to stockholder approval, the Board has approved to increase by 400,000 shares the number of shares of Common Stock reserved for issuance under the Plan. The following description of the 2002 Equity Incentive Plan is a summary and so qualified by reference to the complete text of the purchase plan. You can request a copy of the 2002 Equity Incentive Plan by writing to the Company to the attention of Marea Fabrique, Investor Relations.

The Board of Directors believes it would be in the best interest of the Company to approve the amendment to the 2002 Equity Incentive Plan to increase the number of shares by 400,000. The 2002 Equity Incentive Plan, currently the only plan pursuant to which the Company grants options, has only 66,971 shares available for grant as of March 31, 2005. As a consequence, without approval of an increase in the number of shares of Common Stock reserved for issuance under the 2002 Equity Incentive Plan, the Company anticipates it will no longer have shares available for grant after 2005. The grant of stock options or restricted stock has been an important component of the compensation of Company directors, officers and other key employees and an important means of providing an opportunity for stock ownership to such personnel. As of March 31, 2005, directors, officers, employees and consultants held unexercised options under the 2002 Equity Incentive Plan covering 721,327 shares of Common Stock with an average exercise price of $1.77. Also, on March 23, 2005, the Company issued 75,000 shares of restricted stock to two of its officers at $0.01.

DESCRIPTION OF THE 2002 EQUITY INCENTIVE PLAN

The following is a general summary of the principal provisions of the 2002 Equity Incentive Plan. The 2002 Equity Incentive Plan authorizes the granting of Incentive Stock Options ("ISOs") to employees (including employees who are officers and directors) and Nonstatutory Options ("NSOs") to officers, directors, employees and consultants to purchase authorized, but unissued shares of the Company's Common Stock. The 2002 Equity Incentive Plan also provides for grants of restricted stock awards and, subject to stockholder approval the number of shares reserved for issuance under the 2002 Equity Incentive Plan will be 1,300,000. The 2002 Equity Incentive Plan is administered by the Administrator which determines the terms of options granted under the 2002 Equity Incentive Plan, including the exercise price, number of shares subject to the option, whether the option is an ISO or an NSO, and the schedule pursuant to which the option shall become exercisable. No option may be granted under the 2002 Equity Incentive Plan after April, 2012, but outstanding options may extend beyond that date.

The Company pays directors for services in Company stock, and uses NSOs as a way to compensate nonemployee directors and to provide incentives to them through an equity interest in the Company. A 10 year NSO to purchase 25,000 shares of the Company's Common Stock will be granted to each person who is neither an officer nor an employee of the Company when such person is first elected or appointed director. Each such option vests at the rate of 25% per year, so long as the individual is serving as a director, with full vesting over four years. A nonemployee director also receives a grant of a ten year NSO to purchase 10,000 shares of Common Stock on the date of each annual meeting of stockholders of the Company held more than 12 months after a nonemployee director is first elected or appointed to the Board of Directors. These options fully vest one year after the date of grant.

The exercise price of each option granted under the 2002 Equity Incentive Plan must be at least equal to 100% of the fair market value of the underlying shares of Common Stock on the date of grant. The 2002 Equity Incentive Plan provides that the maximum term of an option is ten years. With respect to any participant then owning stock possessing more than ten percent (10%) of the voting power of the Company's outstanding capital stock, the exercise price of any ISO must be at least 110% of fair market value of the underlying shares of Common Stock on the date of grant, and the term may be no longer than five years. The 2002 Equity Incentive Plan permits the exercise of options for cash, a check, or with the approval of the Administrator, tender to the Company of shares of the Company's Common Stock owned by the optionee and having a fair market value not less than the option exercise price or delivery of full recourse promissory notes.

The 2002 Equity Incentive Plan limits to $100,000 the value of option stock (measured at the time of the option grant) with respect to which ISOs granted to any one employee after 1986 under any Company plan may vest in any calendar year.

At the time an option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the optionee is required to make adequate provision for federal and state income and employment tax withholding obligations of the Company, if any, resulting from the exercise. Subject to certain limitations, an optionee may elect, subject to the terms of the 2002 Equity Incentive Plan and the approval of the Administrator, to have shares of Common Stock issuable on exercise of the options withheld or to tender shares then owned by the optionee to provide for these taxes.

Generally, options are exercisable not upon grant, but in cumulative increments over time, typically 25% per year over four years. Options may be exercised for ninety days after the optionee leaves the Company and, if the optionee's employment is terminated by reason of death or permanent disability, for one year after the optionee's death or disability, but in either case not beyond the original term of the option.

In the event of a merger of the Company, sale of substantially all of its assets or similar transaction, the Administrator may, among other things, accelerate the expiration date and the exercisability of all options outstanding under the 2002 Equity Incentive Plan.

Under the 2002 Equity Incentive Plan, the Administrator also may grant to participants a direct right to purchase shares by notifying the grantee of the terms, conditions and restrictions relating to the purchase right.

The 2002 Equity Incentive Plan also provides for the grants of restricted stock awards. A restricted stock award is an award of shares of Common Stock which are subject to restrictions on transfer for a period of time specified by the Administrator (the "Restriction Period") provided, that the Restriction Period may not exceed 10 years and may not be less than three years. During the Restriction Period, the recipient of the restricted stock award may not sell, assign, transfer, pledge or otherwise encumber shares of restricted stock. Within these limits, the Administrator may provide for the lapse of such restrictions in installments, but other than in the case of acquisition of the Company, may not waive or accelerate the restrictions.

The recipient of the restricted stock award must pay a purchase price determined by the Administrator, which shall not be less than the par value ($.01 per share) for all shares of restricted stock awarded. In the event the holder of the restricted stock ceases to be employed by (or to act as a director of or consultant to) the Company prior to the end of the Restriction Period, all shares still subject to restriction are forfeited and repurchased by the Company for the price paid by the participant. Before the Restriction Period expires, unless otherwise determined by the Administrator, cash dividends, if any with respect to the restricted stock awards will be automatically reinvested in additional restricted stock, and dividends payable in stock will be in the form of restricted stock.

The 2002 Plan expires in February, 2012, unless terminated earlier by the Board of Directors. The Board may at any time terminate or amend the 2002 Equity Incentive Plan, provided that without approval of stockholders there will be no increase in the total number of shares covered by the 2002 Equity Incentive Plan. In any case, no amendment may adversely affect any then-outstanding option or unexercised portion thereof without the optionee's consent unless such amendment is required to enable the option to qualify as an ISO.

The following table shows the number of options granted to the named individuals and groups under the 2002 Equity Incentive Plan during 2004.

Because the grants under the 2002 Equity Incentive Plan are discretionary, benefits for the current fiscal year are not determinable. No awards have been granted with respect to the additional 400,000 shares for which approval is requested.

PLAN BENEFITS
2002 EQUITY INCENTIVE PLAN
Name and Position                                 Number of Options (1)
-----------------                                 ---------------------
Michael O'Connell                                   50,000
President and Chief Executive Officer

John Barr, Ph.D.                                    25,000
Vice President, Research and Development

Executive Officers as a Group                       75,000
Non-Executive Director Group                       200,000
Non-Executive Officer Employee Group                78,500

---------------
(1)  All options granted at fair market value on the date of the grant.

FEDERAL INCOME TAX CONSEQUENCES OF STOCK AWARDS

The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations thereof. Because the applicable rules are complex and because income tax consequences may vary depending upon the individual circumstances of each participant, participants should consult their personal tax advisors concerning federal, state, local and foreign income tax consequences associated with their participation in the 2002 Equity Incentive Plan.

ISOs granted under the 2002 Equity Incentive Plan are intended to constitute "incentive stock options" within the meaning of the Section 422 of the Code. ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") is includible in the optionee's "alternative minimum tax income" ("AMTI"), used to calculate the "alternative minimum tax". The Option Spread is measured on the date of exercise and is generally includible in AMTI in the year of exercise.

If an optionee holds shares which result from the exercise of an ISO for at least two years from the date the ISO was granted, and for at least one year from the date the ISO was exercised, any gain from a sale of the shares should be taxable as long-term capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO is exercised or at the time the stock is sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO was exercised exceeds the exercise price (or, if less, the amount of gain realized on the sale) would be taxable as ordinary income, and the Company should be entitled to a corresponding tax deduction. A gain recognized in connection with a Disqualifying Disposition, in excess of the amount required to be recognized as ordinary income would be a capital gain (which will be long-term capital gain if the shares have been held more than one year after the date of exercise of the option).

An optionee is not taxed upon the grant of an NSO. Generally, the optionee will recognize as ordinary income the Option Spread on the date of exercise. The Company is entitled to a deduction equal to the amount of ordinary income recognized by an optionee who is an employee and such income recognized by an employee is subject to income tax withholding by the Company. Upon the disposition of stock acquired upon exercise of an NSO, an optionee will recognize either long-term or short-term capital gain or loss, depending on how long such stock was held, on any difference between the sale price and the exercise price, to the extent not recognized as taxable income on the date of exercise.

Generally, a participant should not have taxable income upon the grant of restricted stock but would have taxable income upon the lapse of any restrictions in an amount equal to the difference between the fair market value of the restricted stock when the restrictions lapse and the amount paid for the restricted stock, if any. A participant receiving restricted stock may, however, make an election pursuant to Section 83(b) of the code (within 30 days of grant of the restricted stock) to be taxed at grant on any excess of fair market value over the amount paid, in which case the lapse of any restrictions will not be a taxable event. If shares are held at least one year after the date the optionee recognizes taxable income with respect to such shares, or from filing an 83(b) election with respect to the shares, then upon sale of the shares the employee will have long-term capital gain or loss equal to the difference between the sale price and the fair market value of the shares of the date income is recognized.

EQUITY COMPENSATION PLAN INFORMATION

The table below discloses the following information as of December 31, 2004 with respect to A.P. Pharma's equity compensation plans that have been approved by stockholders and plans that have not been approved by stockholders.



                                                                                    (c) Number of securities
                                                                                    remaining available for
                                                                                    future issuance under
                                    (a)Number of             (b)Weighted-           equity compensation
                                    securities to be         average exercise       plans (excluding
                                    issued upon exercise     price of outstanding   securities reflected in
Plan Category                       of outstanding options   options                column (a))
-------------                       ----------------------   --------------------   ------------------------
Equity compensation plans
 approved by security holders        2,027,719               $3.74                  253,461
Equity compensation plans
 not approved by security holders      177,917                1.95                   67,500
Total                                2,205,636                3.60                  320,961



In October 2000, the Company adopted the Non-Qualified Stock Plan, which has not been approved by A.P. Pharma's stockholders. The Non-Qualified Stock Plan will expire in 2010. Under the Non-Qualified Stock Plan, awards may be granted as a material inducement to any person accepting employment or consultancy with the Company or an employee of the Company who is not an officer or director of the Company at the time of the award. The Non-Qualified Stock Plan provides for the discretionary award of options, restricted stock and stock purchase rights or any combination of these awards to an eligible person, provided, however, that only NQOs may be granted under the plan. Under the Non-Qualified Stock Plan, the term of any NQO granted may not exceed 10 years, and the exercise price of any such NQO must be at least 85% of the fair market value of the Common Stock at the date of grant.
Options generally vest on a monthly basis over a period of four years.

PROPOSAL

At the Annual Meeting, stockholders will be asked to approve amendments to the Company's 2002 Equity Incentive Plan to increase by 400,000 the number of shares of common stock reserved for issuance under the Plan. Such approval will require the affirmative vote of a majority of shares present and voting at the Annual Meeting. The Board of Directors recommends a vote "FOR" the proposal.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP as independent registered public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2005.

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2005. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2005.

                            FINANCIAL STATEMENTS

The Company's annual report to stockholders for the fiscal year ended December 31, 2004, containing audited consolidated balance sheets as of the end of each of the past two fiscal years and audited consolidated statements of operations, shareholders' equity and cash flows for each of the last three fiscal years, is being mailed with this Proxy Statement to Stockholders entitled to notice of the Annual Meeting.

                STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Under the applicable rules of the SEC, a stockholder who wishes to submit a proposal for inclusion in the Proxy Statement of the Board of Directors for the Annual Meeting of Stockholders to be held in the spring of 2006 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than December 23, 2005. The applicable rules of the SEC impose certain limitations on the content of proposals and also contain certain eligibility and other requirements (including the requirement that the proponent must have continuously held at least $2,000 in market value or 1% of the Company's Common Stock for at least one year before the proposal is submitted).

                                 OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting, and so far as is known to the Board, no other matters will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it is intended that proxies in the form enclosed with this Proxy Statement will be voted on such matter in accordance with the judgment of the person or persons voting such proxies, unless the proxy otherwise provides.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           Julian N. Stern, Secretary

Redwood City, California
April 20, 2005

         You Are Cordially Invited To Attend The Meeting In Person.
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